CERTIFICATE OF DESIGNATION
                     OF THE RIGHTS, PREFERENCES, PRIVILEGES
                    AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
                     FORTH IN THE ARTICLES OF INCORPORATION
                          OR IN ANY AMENDMENT THERETO,
                                     OF THE
            SERIES A $5.00 REDEEMABLE 8% CONVERTIBLE PREFERRED STOCK
                                       OF
                         TANGIBLE ASSET GALLERIES, INC.


     The  undersigned,  Michael  R.  Haynes,  does  hereby  certify  that:

     A. He is the duly elected and acting President of Tangible Asset Galleries, Inc., a Nevada corporation (the "Company").

     B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Company received on July 3, 2001, the Board of Directors duly adopted the following resolutions:

     WHEREAS, the Articles of Incorporation of the Company authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the "Preferred Class"), comprising Twenty Million (20,000,000) shares and provides that the Board of Directors of the Company may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

     WHEREAS, as of the date of this Certificate of Designation, no shares of the Preferred Class have been issued;


     WHEREAS, the Board of Directors believes it in the best interests of the Company to create a series of preferred stock consisting of 1,400,000 shares and designated as the "SERIES A $5.00 REDEEMABLE 8% CONVERTIBLE PREFERRED STOCK" having certain rights, preferences, privileges, restrictions and other matters relating to the Series A $5.00 Redeemable 8% Convertible Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions and other matters relating to the Series A $5.00 Redeemable 8% Convertible Preferred Stock as follows:

     1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

          1.1     "Board"  shall  mean  the  Board  of Directors of the Company.

          1.2 "Company" shall mean Tangible Asset Galleries, Inc., a Nevada corporation.

          1.3 "Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

          1.4 "Common Stock Dividend" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

          1.5 "Distribution" shall mean the transfer of cash or property by the Company to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Company's stock).

          1.6 "Original Issue Date" shall mean the date on which the first share of Series A $5.00 Redeemable 8% Convertible Preferred Stock is issued by the Company.

          1.7 "Original Issue Price" shall mean $5.00 per share for the Series A $5.00 Redeemable 8% Convertible Preferred Stock.

          1.8 "Series A Preferred Stock" shall mean the Series A $5.00 Redeemable 8% Convertible Preferred Stock, $.001 par value per share, of the Company.

          1.9 "Subsidiary" shall mean any corporation or limited liability company of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations:

2.     Dividend  Rights

          2.1 Dividend Provisions. The holders of shares of Series A Preferred Stock (the "Shareholders" or "holder") shall be entitled to receive cumulative dividends at the rate of 8% per year, payable quarterly, in cash or shares of the Company's common stock at the Company' election. In the event the Company elects to pay such dividends in shares of the Company's Common Stock, the number of shares to be issued shall be based on the average of the closing prices of the Company's Common Stock, as reported on the Nasdaq Over the Counter Bulletin Board (or such other market on which the Company's Common Stock is then traded) for the 10 consecutive trading days preceding the record date for each such dividend, with such record date being the 14th day preceding the end of each calendar quarter.

          2.2 Common Stock Dividend Participation. No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock simultaneously. Dividends on the Series A Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series A Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Series A Preferred Stock, except for such rights or interest that may arise as a result of the Company paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

          2.2 Participation Rights. Dividends shall be declared pro rata on the Common Stock and the Series A Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series A Preferred Stock is to be treated for this purpose as holding eleven (11) shares of Common Stock.

          2.3 Non-Cash Dividends. Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

     3. Liquidation Rights. In the event of the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock shall have a liquidation preference over holders of common stock and other shares junior to the Series A Preferred Stock equal to $5.10 per share. Additionally, the Company shall not allow any liens on its inventory, unless subordinated to the interests of the Series A Preferred Stock, with such preference on the inventory equal to the inventory value, as determined in accordance with GAAP, of 150% of the stated par value of the aggregate of the outstanding shares Series A Preferred Stock, except for inventory of the Company that is on consignment to be sold by third parties or was otherwise purchased pursuant to a security interest.

     4. Conversion Rights. The outstanding shares of Series A Preferred Stock shall be convertible into Common Stock as follows:

     4.1 Each share of Series A Preferred Stock shall be convertible into eleven (11) shares of the Company's Common Stock at any time prior to redemption at the option of the holder, subject to adjustment by Sections 4.3 & 4.4. Each holder of Series A Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company (using the form attached hereto as Exhibit "A") at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately on the close of business on the date of such surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     4.2 The Series A Preferred Stock shall automatically convert into shares of the Company's Common Stock upon any of the following events: (i) the sale by the Company of all or substantially all of its assets; (ii) the consummation of a merger or a consolidation in which the Company is not the survivor; or (iii) the sale or exchange of all or substantially all of the outstanding shares of the Company's common stock (including by way of merger, consolidation, or other similar action).

          4.3 Adjustments for Other Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, then in each such event, provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this section with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

          4.4 Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere herein), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

          4.5 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     5. Redemption at Option of the Company or the Holder. The Series A Preferred Stock shall be redeemable as follows:

     5.1 The Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, for cash in the amount of $5.10 per share of Series A Preferred Stock or for shares of the Company's Common Stock in accordance with the Conversion Rate, in the event the closing sale price of the Company's Common Stock, as reported on the Nasdaq Over the Counter Bulletin Board (or such other market on which the Company's Common Stock is then traded), is greater than or equal to $0.90 for any consecutive 5 trading days (the "5 Day Consecutive Trading Period"). Any partial redemption shall be made pro rata among all of the holders of the Series A Preferred Stock. The Company shall exercise its redemption right within thirty (30) days of the end of the 5 Day Consecutive Trading Period. In the event of a cash redemption, the Company shall immediately notify, in writing, the holder fifteen (15) days prior to the effective date of such redemption. Absent an election by holder to convert the Series A Preferred Stock within fifteen (15) days of such notice, the Company shall promptly forward to the holder such funds or certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such redemption. In the event that the holder receives shares of Common Stock as a result of the redemption, such redemption shall be deemed to have been made on the close of business on the fifteenth day following notice of redemption and the person entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder of such shares of Common Stock on such date. In the event that the Company elects to redeem only a part of the outstanding Series A Preferred Stock, the Company shall cancel the redeemed Series A Preferred Stock certificates and issue new certificates representing the non-redeemed shares of Series A Preferred Stock to the holders along with such funds or common stock certificates due holder as a result of the redemption.

     5.2     In  addition,  the Series A Preferred Stock shall be redeemable, at the option of the holder, at any time after March 21, 2004, for cash in the amount of $5.50 per share of Series A Preferred Stock or for shares of the Company's Common Stock in accordance with the Conversion Rate. In the event the holder elects to redeem such holder's shares of Series A Preferred Stock for cash, such shares of Series A Preferred Stock shall be redeemable at the rate of 1/10 of such shares purchased per quarterly period for any 10 consecutive quarters commencing after March 31, 2004. Upon election to redeem the Series A Preferred Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Company such redemption (using the form attached hereto as Exhibit "B"). Thereafter, following fifteen days of such notice, the Company shall promptly issue and deliver to holder such funds or a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such redemption. In the event that the holder receives shares of Common Stock as a result of the redemption, such redemption shall be deemed to have been made on the close of business on the fifteenth day following notice of redemption and the person entitled to receive the shares of Common Stock issuable upon such redemption shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

     6. Notices. Any notices required by the pro-visions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the Uni-ted States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation. The effective date of such Notice shall be deemed to be three (3) calendar days following mailing of such notice. In the alternative, notices may be given via overnight delivery whereupon notice shall be deemed to be given as of the date of the actual receipt of such notice.

     7.     Voting  Provisions.    The  shares of Series A Preferred Stock shall
not  have  any  voting  rights.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation of Series A Preferred Stock to be duly executed by its President and attested to by its Secretary and has caused its corporate seal to be affixed hereto this 3rd day of July, 2001.


By:  /s/ Michael R. Haynes
     Michael  R.  Haynes,  President



By:  /s/ Richard Viola
     Richard Viola,  Secretary